SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2014
Body Central Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-34906	14-1972231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6225 Powers Avenue Jacksonville, FL		32217
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number including area code: (904)- 737-0811

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, effective June 30, 2014, Richard L. Walters, Jr. was appointed to serve as the Chief Financial Officer of Body Central Corp. (the “Company”), at which time the terms of Mr. Walters’ employment were still being negotiated. On August 1, 2014, the Company and Mr. Walters entered into an Employment Agreement (the “Employment Agreement”), retroactively effective to the Commencement Date.

Pursuant to the Employment Agreement, Mr. Walters will serve as the Company’s Executive Vice President and Chief Financial Officer for a five-year initial term, which shall automatically renew for successive additional one-year periods unless either party notifies the other of its intention not to renew at least 60 days prior to the expiration of the initial term or any renewal term. The Employment Agreement provides that Mr. Walters shall be (i) entitled to receive an initial base salary of $358,500, (ii) eligible to receive discretionary annual performance bonuses up to a maximum of 65% of base salary as determined by the Compensation Committee, subject to the terms and conditions of the Company’s 2012 Annual Incentive Plan, (iii) reimbursed for reasonable travel and lodging expenses related to travel to the Company’s headquarters during 2014, with the Company agreeing to reimburse Mr. Walters for up to $30,000 of relocation expenses, and (iv) eligible to receive a 40% merchandise discount off the retail price for items purchased in the Company’s stores by Mr. Walters for himself or as a gift. Additionally, the Employment Agreement contemplates that the Company will award to Mr. Walters certain equity grants (the “Equity Grants”) commensurate with the following terms: (i) a grant of 657,500 shares of the Company’s restricted common stock, subject to time-based vesting in annual installments subject to the terms and conditions of the Company’s Amended and Restated 2006 Equity Incentive Plan, as amended (the “Equity Plan”) and an award agreement to be entered into between Mr. Walters and the Company, and (ii) three performance-based stock awards, each consisting of 657,500 shares of the Company’s restricted common stock, and providing for vesting in the event the Company achieves certain performance targets as follows: (a) as to the first performance-based award, upon the successful completion of four consecutive quarters of positive cash flow, (b) as to the second performance-based award, upon the achievement by the Company of free cash flow equivalent to $20 million of EBITDA and (c) as to the third performance-based award, upon the achievement by the Company of free cash flow equivalent to $40 million of EBITDA. The vesting criteria applicable to performance-based awards are targets only, and the Company can provide no assurances that the Company will achieve any such targets. The Equity Grants will be awarded pursuant to and subject to the terms of the Equity Plan, subject to availability of authorized shares under the Equity Plan.

Either party may terminate the Employment Agreement upon 30 days prior written notice to the other party. If the Company terminates Mr. Walters’ employment without cause, Mr. Walters terminates his employment for good reason (as defined) or the Company declines to renew the Employment Agreement, in addition to any accrued rights under the Employment Agreement, and provided Mr. Walters executes a release, Mr. Walters would be entitled to receive an amount equal to 12 months’ base salary paid over a period of 12 months in accordance with regular payroll practices; provided that if Mr. Walters obtained alternative employment at a senior executive level within the severance period, the Company’s obligations to pay any remaining severance would cease.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 –	Employment Agreement, entered into on August 1, 2014 and effective as of June 30, 2014, by and between Body Central Corp. and Richard L. Walters, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY CENTRAL CORP.
(registrant)

	By:	/s/ Timothy J. Benson
Timothy J. Benson
Senior Vice President, Finance and Secretary
Dated: August 5, 2014